CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Proxy Statement/Prospectus on Form N-14 of American Beacon Funds and to the use of our report dated October 30, 2015 on the financial statements and financial highlights of Sound Point Floating Rate Income Fund, a series of shares of beneficial interest in the Trust for Advised Portfolios.  Such financial statements and financial highlights appear in the August 31, 2015 Annual Report to Shareholders that is incorporated by reference into Combined Proxy Statement/Prospectus and the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
November 11, 2015